Exhibit 23.1
2023 10-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 033-54303, 333-03045, 333-30995, 333-63105, 333-41370, 333-159151, 333-189162, 333-189781, 333-227325, 333-227326 and 333-240325) of Harte Hanks, Inc. and Subsidiaries of our report dated April 1, 2024, relating to the consolidated financial statements of Harte Hanks, Inc. and Subsidiaries as of and for the years ended December 31, 2023 and 2022, which appears in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP
Tewksbury, Massachusetts

April 1, 2024